Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm
To the Board of Trustees and Shareholders of Nuveen Churchill Private Capital Income Fund
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedule of investments, of Nuveen Churchill Private Capital Income Fund and its subsidiaries (the “Fund”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in net assets and cash flows for each of the two years in the period ended December 31, 2024 and for the period February 8, 2022 (inception) through December 31, 2022, and in our report dated March 4, 2025, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of assets and liabilities, including the consolidated schedule of investments, as of December 31, 2022 (none of which are presented herein), and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the “Senior Securities” table of the Fund for each of the two years in the period ended December 31, 2024 and the period ended December 31, 2022, appearing on page 126 of this Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/PricewaterhouseCoopers LLP
New York, New York
April 29, 2025